As filed with the Securities and Exchange Commission on June 11, 2012

Registration No. 333-180924

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Dover Corporation

(Exact name of registrant as specified in its charter)

Delaware	53-0257888
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3005 Highland Parkway Downers Grove, IL	60615
(Address of Principal Executive Offices)	(Zip Code)

Joseph W. Schmidt, Esq.

Dover Corporation

3005 Highland Parkway

Downers Grove, IL 60515

(630) 541-1540

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Carol B. Stubblefield, Esq.

Baker & McKenzie LLP

1114 Avenue of the Americas

New York, NY 10036

(212) 626-4100

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 relates to the Automatic Shelf Registration Statement on Form S-3 (File No. 333-180924) of Dover Corporation (the “Registrant”) pertaining to shares of the Registrant’s common stock, par value $1.00 per share, which was filed with the Securities and Exchange Commission and became effective on April 25, 2012 (the “Registration Statement”).

The Registrant issued the shares of common stock covered by the prospectus included in the Registration Statement through a private placement in connection with a merger transaction. In the merger agreement relating to that transaction, the Registrant agreed to keep the Registration Statement current for 45 days from the date of the prospectus. Such 45-day period expired on June 9, 2012.

As a result and pursuant to the Registrant’s undertaking in Item 17(a)(3) of Part II of this Registration Statement, this post-effective amendment hereby terminates the Registration Statement and removes from registration all of the shares of common stock registered thereby which remain unsold as of the date hereof. As of the date hereof, based on information provided to the Registrant with respect to sales by the selling stockholders prior to filing this Post-Effective Amendment No. 1, the Registrant estimates that approximately 867,646 shares of common stock registered on Registration Statement No. 333-180924 and held by the selling stockholders named in the prospectus remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Downers Grove, Illinois, on June 11, 2012.

DOVER CORPORATION

By:	/s/ Robert A. Livingston*
Robert A. Livingston* President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 11, 2012.

Signatures	Title

/s/ Robert A. Livingston* Robert A. Livingston	Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ Brad M. Cerepak* Brad M. Cerepak	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Raymond T. McKay, Jr.* Raymond T. McKay, Jr.	Vice President, Controller (Principal Accounting Officer)

/s/ Robert W. Cremin* Robert W. Cremin	Chairman, Board of Directors

/s/ David H. Benson* David H. Benson	Director

/s/ Jean-Pierre M. Ergas* Jean-Pierre M. Ergas	Director

/s/ Peter T. Francis* Peter T. Francis	Director

/s/ Kristiane C. Graham* Kristiane C. Graham	Director

/s/ Richard K. Lochridge* Richard K. Lochridge	Director

/s/ Bernard G. Rethore* Bernard G. Rethore	Director

/s/ Michael B. Stubbs* Michael B. Stubbs	Director

/s/ Stephen M. Todd* Stephen M. Todd	Director

/s/ Stephen K. Wagner* Stephen K. Wagner	Director

/s/ Mary A. Winston* Mary A. Winston	Director

*By:	/s/ Joseph W. Schmidt
Joseph W. Schmidt Attorney-in-fact